Exhibit 10.30

Loan Agreement

Wilhelm-Bötzkes-Straße 1, 40474 Düsseldorf • Postfach 10 11 18, 40002 Düsseldorf

Telephone +49 211 8221-0 • Fax +49 211 8221-3959 • E-mail info@ikb.de • www.ikb.de

Legal form Aktiengesellschaft (public limited company) • registered office  Düsseldorf • Commercial Register Local Court Düsseldorf B No. 1130

Bank code 300 104 00 • BIC: IKBDDEDDXXX • Turnover tax ID DE 121298843

Chairman of the Supervisory Board: Bruno Scherrer Chairman of the Board of Managing Directors: Dr Michael H. Wiedmann

Board of Managing Directors: Dr Dieter Glüder, Claus Momburg

☐ Copy for the Borrower

☒ Copy for the Bank

Loan Agreement

The following Loan Agreement has been entered into between

IXYS Semiconductor GmbH

Edisonstr. 15

68623 Lampertheim

•	hereafter referred to as the “Borrower” –

And

IKB Deutsche Industriebank AG Düsseldorf

•	hereafter referred to as the “Bank” -

1	Loan amount, refinancing and disbursement rate

The Bank has entered a Loan Agreement with the Borrower (Loan 2) for a loan in the amount of EUR 6,500,000.00 which will be refinanced by the KfW reconstruction loan corporation from the KfW Entrepreneur Loan program.

The disbursement rate shall be 100%. The disbursement amount will be provided to the Borrower by the Bank in accordance with the procedure described under Prerequisites for disbursement (section 7).

2	Interest, interest calculation method, interest on default and charges

(1)	Interest

Interest shall be charged on the loan at 1.75% p.a. from the date of disbursement by the Bank or from the date that it is charged by the KfW. The interest shall be due for payment retrospectively every quarter by 3/31, 6/30, 9/30 and 12/30 of the relevant year.

(2)	Interest calculation method

Interest will be calculated in accordance with the German method of calculating interest (months are assessed with 30 days and years with 360 days).

(3)	Interest on default

The Bank will charge interest to the Borrower on amounts not received on time by the Bank at the relevant base interest rate in accordance with section 247 of the German Civil Code (BGB) plus an additional 5.00% p.a.

(4)	Commitment fee from KfW

The KfW will charge a commitment fee to the Borrower of 3.00% p.a. from 4/12/2015 until the end of the agreed term for availment in relation to any of the relevant loan amount which is not utilized. The commitment fee shall be due for payment retrospectively every quarter by 3/31, 6/30, 9/30 and 12/30 of the relevant year. The Bank will collect the commitment fee via direct debit or will request this separately from the Borrower.

In the event that the Borrower issues or has issued direct debit instructions to the Bank, the Borrower and the Bank agree that the Bank shall in each case give advance notice of the direct debit of the commitment fee at least three days prior to the due date for collection.

This fee shall not apply if the Borrower enables the Bank to access the refinancing funds two bank working days before 4/12/2015.

(5)	Charges

No other charges will be applied.

In the event of an early repayment of the loan then at the Borrower’s request the Bank will additionally only charge the Borrower for the early repayment penalty of the KfW.

This means that if the Loan Agreement is terminated prematurely on otherwise justified grounds (e.g. as a result of a breach of covenant) the Bank will also charge the Bank’s lost margin in addition to the early repayment penalty of the KfW.

3	Availment

The loan must be drawn at its full amount by 5/26/2015 through one or more transactions. The Borrower will notify the Bank of the availment of the loan by way of a written disbursement request two bank working days in advance.

The disbursement claim shall expire if the loan has not been claimed in whole or in part by the final date agreed by contract; the loan amount shall be reduced accordingly.

4	Term and repayment

The loan will be repaid retrospectively in 28 installments - 27 installments amounting to EUR 232,143.00 and one final installment of EUR 232,139.00 - each quarter by 3/31, 6/30, 9/30 and 12/30 of the relevant year.

First installment: 6/30/2015

Final installment: 3/31/2022

Interest must be paid separately when due.

Partial amounts which have been repaid cannot be claimed again at a later stage.

5	Usage purpose

The loan shall be used in accordance with the following investment and financing plan:

Investment location: Edisonstr. 15, Lampertheim

Investment plan:

Land acquisition costs Material/inventory investments	EUR	1,900,000.00
Machinery/equipment/facilities/vehicles	EUR	1,300,000.00
Total amount	EUR	3,300,000.00

	EUR	6,500,000.00

Financing plan:

Total amount of loan(s)	EUR	6,500,000.00

requested	EUR	6,500,000.00

6	Collateral

Collateral will be provided for the loan as follows:

(1)	the land charges of the Bank totaling EUR 6,774,617.42 on the company property in Lampertheim, registered in the Land Registry of the Local Court of Lampertheim in Lampertheim sheet 16794;

Owner: IXYS Corporation, Santa Clara, CA 95054, USA

(2)	the personal liability of the owner assumed within the framework of the land charge certificate amounting to EUR 766,937.82 subject to execution in relation to their entire assets.

(3)	the aforementioned land charges currently encumber the plots of land 2/7 and 2/10 recorded in the aforementioned Land Register sheet in the Land Register. The purchaser is acquiring the following 8 plots of land according to the purchase agreement before the Bank with deed no. 123 dated 2/18/2015 from Notary Willy Hederich:

21/1, 20/1, 38/5, 2/4, 2/5, 26/3, 26/4 and 2/11.

These plots of land to be acquired are due to be either merged with or allocated to the existing plots of land 2/7 and 2/10 following conveyance of the properties, with the result that the land charges will extend to the new real estate acquired.

The Bank requires that the collateral is provided by no later than 6/30/2015 or no later than 3 months following complete disbursement of the loan with binding legal effect. The Borrower undertakes to submit the following documentation to the Bank for this purpose by this point in time:

•	evidence through submission of a corresponding extract from the Land Register that the additional 8 plots of land acquired have been merged with or allocated to the existing plots of land 2/7 and 2/10 which are subject to land charges;

•	legally-binding and signed collateral agreement for the land charges in accordance with the enclosed draft;

•	legally-binding and signed declaration of consent from the third-party collateral provider in accordance with the enclosed draft;

•	legally-binding and signed authorization to accept service in accordance with the enclosed draft;

•	confirmation from an in-house lawyer at the IXYS Corporation or from a US attorney of the following content:

¡	the IXYS Corporation has been founded with valid legal effect,

¡	the individuals signing the collateral agreement, the authorization to accept service and the declaration of consent from the third-party collateral provider are authorized to sign on behalf of the IXYS Corporation with binding legal effect,

¡	the approvals (Board resolution) required in order to provide the aforementioned declarations have been submitted or these are not required in accordance with the bylaws of the IXYS Corporation.

This confirmation may also be drafted in English.

•	a letter acceptable to the Bank is provided by the IXYS Corporation in English in which the essential content of the collateral agreement, the declaration of consent from the third-party security provider and the authorization to accept service is restated, with confirmation that the signatories understood the content of the agreements drafted in German.

The details of the collateral provided will be/have been agreed upon formation of the relevant collateral agreement.

7	Prerequisites for disbursement

The Bank will draw the loan at the amount of the investment progress evidenced to it from the refinancing bank and following receipt will provide to the Borrower

•	the loan no. 1 awarded to the Borrower by the Bank through (partially) apportioning an amount (or partial amount) which is equal in size as well as

•	the remaining amount by transferring this to an account to be stated by the Borrower,

once the Loan Agreement has been formed and once the following have also been submitted to the Bank:

(1)	the drawdown notice in accordance with the enclosed draft;

(2)	the Bank must receive updated information on the Borrower’s current economic and financial situation for and with each disbursement demand (business analysis - no more than 4 weeks old - updated planning, details on utilization of the credit or liquidity - e.g. through bank account ledgers, etc.) which must not give rise to any concerns on the part of the Bank regarding the disbursement.

Declarations must be submitted to the Bank with a legally-binding signature unless stated otherwise.

In all other respects there must be no grounds for termination present at the relevant disbursement date.

The Bank shall also be entitled to permit utilization of the loan in an individual case before all of the prerequisites for disbursement are met. In the event that a disbursement is made before collateral is provided in an individual case this shall not discharge the Borrower from its obligation to provide the collateral. The same shall apply if one of the other prerequisites is not met upon disbursement.

8	Covenants

(1)	Compliance with key financial indicators

The Bank’s loan decision is based inter alia on the key financial indicators defined in the appendix to this agreement, calculated upon the basis of the test basis as specified there as per 3/31/2014:

equity (absolute value) = EUR 43,445,926.75

and

equity ratio (%) = 62.01

and

leverage ratio (years) = 0.70

During the term of the loan the Borrower will not change the accounting method selected with the aforementioned test basis as per 3/31/2014, the utilization of the assessment and valuation options or the format for the profit and loss statement (total cost accounting/cost of sales method) and will retain its legal form (and the scope of consolidation). It must notify the Bank of all deviations beforehand without delay and agree any adjustment to the key financial indicators and/or calculation of these with it if the Bank considers this necessary.

During the term of the loan the Borrower shall be obligated to comply with the following conditions:

Key financial indicator: equity (absolute value)

As of	Limit value
3/31/2015	greater than or equal to 10,000,000.00

And

Key financial indicator: equity ratio (%)

As of	Limit value
3/31/2015	greater than or equal to 25,00

And

Key financial indicator: leverage ratio (years)

As of	Limit value
3/31/2015	less than or equal to 3.5

2.	Prerequisites for awarding of the loan

The Bank’s readiness to award this loan and the admission of all availments under this are based on the fact that during the term of the loan

•	the Borrower’s shareholder, the IXYS Corporation, Milpitas, California, USA, directly or indirectly holds at least a 3/4 majority (= at least 75.01% of the voting rights and shares in the capital) in the Borrower.

9	Disclosure of the economic and financial circumstances and reporting

(1)	Evidence of usage

The Borrower shall be obligated to provide evidence to the Bank that it has used the loan for the purposes stated in section 5 directly following the completion of the investments in accordance with the enclosed Evidence of Use form.

(2)	Loan documentation

The Borrower shall be obligated to allow the Bank to examine its economic and financial circumstances regularly and promptly. In particular it will provide the following documentation to the Bank for this purpose upon completion/receipt, and no later than by the end of the submission period:

From IXYS Semiconductor GmbH, Lampertheim

•	Annual financial statements together with audit report

•	each year 5 months after the close of the relevant financial year, with the first submission as per 3/31/2015

•	Target figures (assets, liabilities and profit and loss) with details on the premises for planning on an annual basis

•	each year by the close of the relevant financial year at the latest, with the first submission as per 3/31/2017

•	Business analysis (incl. balance sheet + income statement) + bank account ledgers

•	each quarter 42 days after the end of the relevant reporting period, with the first submission as per 3/31/2015

From IXYS Corporation, Santa Clara, CA

•	Annual financial statements together with audit report

•	each year 5 months after the close of the relevant financial year, with the first submission as per 3/31/2015

The documentation must be submitted in a legally-binding signed format or in a format which complies with the commercial law regulations.

In all other respects the Borrower shall be obligated to provide the Bank with any further documentation required in accordance with section 18 of the German Banking Act (KWG) or with other obligations under supervisory law.

The Bank shall be entitled to examine the Borrower’s accounting records and to inspect its business operations. The Borrower also grants these rights to the Bank in relation to any potential co-debtor.

10	Termination for just cause without adherence to a notice period

The Loan Agreement may be terminated without notice if there is just cause which makes it unreasonable for the Bank to continue with the Agreement, including with due regard to the Borrower’s justified interests. Just cause is provided in particular if

a)	the Borrower is in default of a payment obligation owed under the Agreement and the Bank cannot reasonably be expected to continue with the contractual relationship with due regard to all the circumstances of the individual case and considering the interests of both parties, or

b)	the Borrower has provided incorrect information regarding its assets which were of considerable significance for the Bank’s decision to award the loan, or

c)	there is an actual or impending essential deterioration in the Borrower’s asset position or in the intrinsic value of collateral, and repayment of the loan is at risk as a result of this, including with realization of the existing collateral provided for this, or

d)	the Borrower does not comply with its obligation to provide collateral or provide increased collateral in accordance with section 13 sub-section 2 of the general terms and conditions of the Bank or on account of another agreement within the reasonable period set by the Bank, or

e)	the Borrower becomes insolvent. This is the case if an application is made to open insolvency proceedings in relation to the Borrower’s assets and

•	the Borrower has either made this application itself or

•	the Borrower is bankrupt or heavily indebted or

•	the Court has ordered safeguard measures in accordance with section 21 of the German Insolvency Code, or

f)	the Borrower begins negotiations with its creditors with the aim of implementing a moratorium or it discontinues its payments, or

g)	the Borrower does not meet another essential obligation under this Loan Agreement, in particular a covenant (section 8 of the Agreement) or its obligation to disclose its economic circumstances and/or its further obligations to provide information and/or to submit evidence of use of the loan.

If the just cause is the result of a breach of a contractual obligation, the termination shall only be permitted following the unsuccessful expiry of a period set for redress or following an unsuccessful official warning, unless these can be dispensed with on account of the special features of the individual case (section 323 sub-sections 2 and 3 BGB).

Provisions in the BGB aimed at consumer protection or other contractual regulations remain unaffected by this.

11	Assignment of the loan risk to third parties, forwarding of information

Within the scope of refinancing the sponsored program loan and / or hedging the risk from awarding the loan through an agreement under the law of obligations, for instance via a surety or sub-participation, the Bank may forward information to third parties as well as to those individuals who are required to be involved in the processing of such transactions on economic, technical or legal grounds, e.g. attorneys, rating agencies or auditors.

Third parties for the purposes of the above paragraph may involve a member of the European System of Central Banks, the KfW, the European Investment Bank (“EIB”), a credit institute, financial services institute, a financial company, insurance company, provident fund, pension fund, capital investment company or institutional investor, or a special purpose company, provided that its essential purpose is to raise funds in order to acquire economic risks resulting from loan receivables.

The Bank will impose an obligation on the recipient of the information to treat the information transmitted in confidence, unless such an obligation already exists as a result of the statutory or professional regulations or those that are standard for the profession.

Provided that the purchaser refinances the economic risk from the loan receivables via the capital markets, the purchaser may disclose the name of the Borrower, the amount of the loan, information on collateralization and similar information to potential investors which is required for the purposes of determining the economic risk.

Any assignment of the loan receivables to third parties shall require the consent of the Borrower unless the Bank has a right of termination or the loan receivables are assigned as collateral for the benefit of a development bank under public law (including the KfW and EIB) within the scope of awarding a sponsored program loan.

The Borrower consents to the forwarding of information as permitted in accordance with the preceding paragraphs and releases the Bank from the obligation of banking secrecy to this extent.

12	Severability clause

In the event that any of the regulations in this Loan Agreement are ineffective or unenforceable in whole or in part, this shall not affect the effective nature of the remaining provisions in this Loan Agreement.

13	Statement in accordance with the Money Laundering Act

The Borrower pledges that it is acting for its own account in taking out the loan.

The Borrower shall be obligated to provide notification to the Bank without delay of any change to the relevant economic beneficiaries.

14	Limitation

Unless claims relate to claims for compensation, the Bank’s claims arising from this Loan Agreement shall only expire at the end of 5 years. The period shall begin in each case with the end of the year in which the claim has become due.

15	Choice of law and place of jurisdiction

This Loan Agreement is subject to German law.

The Bank may bring an action against the Borrower at the court responsible for its registered place of business (Düsseldorf) or at another competent court. The Borrower may only bring an action against the Bank itself at a court which has jurisdiction for the Bank’s registered place of business.

16	Acceptance of the Agreement

Acceptance of the Agreement may be declared by 4/7/2015 by returning the copy of this Agreement intended for the Bank with a valid legally effective signature from all parties to the Agreement (date of receipt by the Bank is the crucial date). The Bank shall no longer remain bound by its loan offer once this deadline has expired.

17	Incorporation of terms and conditions of business

The enclosed General Terms and Conditions for Investment Loans - contractual relationship principal bank-ultimate borrower - and the Bank’s General Terms and Conditions of Business in accordance with the appendices are also applicable.

18	Miscellaneous

(1)	Collection of the payments to be paid to the Bank by the Borrower

Based on the SEPA direct debit mandate issued by the Borrower, the Bank will collect the payments to be paid by the Borrower when due by debiting its account with IBAN: DE02670400310360166300 and BIC: COBADEFFXXX via direct debit. The SEPA direct debit mandate is identified via the mandate reference IKB-161153-EUR-01 and the Bank’s creditor ID DEI8ZZZ00000010024, and these will be stated by the Bank on all SEPA direct debit collections.

(2)	Turnover tax notice

Payments from the awarding of the loan are tax exempt in accordance with section 4 no. 8 of the German Turnover Tax Act (UStG).

Düsseldorf, 3/16/2015

IKB Deutsche Industriebank AG

/s/ Anke-Marein Wagner     /s/ Clemens Becker

Lampertheim, 4/01/2015

IXYS Semiconductor GmbH

/s/ Thea Kern	/s/ Peter Ingram

Appendix to Loan Agreement Offer No. 2 dated 3/16/2015

a)	The key financial indicators are calculated in accordance with the following formulas:

Equity ratio:	= equity * 100
adjusted balance sheet total

Leverage ratio:	= effective debt
cash flow

b)	The components to the aforementioned formula are ascertained as follows

(basis: Annual Financial Statements of IXYS Semiconductor GmbH as at 3/31/2014)

Adjusted BALANCE SHEET TOTAL

Description	Value in thousand EUR as at 3/31/2014
+ fixed assets	9,679
+ current assets	71,050
+ accruals	92
./. own shares	—
./. outstanding deposits	—
./. receivables against shareholders (loans to shareholders; variable capital accounts with a negative balance)	10,760
./. goodwill	—
./. deferred tax assets	—
./. capitalized start-up expenditure

TOTAL	70.061

CASH FLOW

Description	Value in thousand EUR as at 3/31/2014
+ Operating and financial results	5,095
+ scheduled depreciation of fixed assets	2,439

TOTAL	7,534

EQUITY

Description	Value in thousand EUR as at 3/31/2014
+ nominal capital (subscribed capital; capital stock; authorized capital; fixed capital account; limited liability capital)	2,556
+ reserves (capital reserves for statutory reserve; reserves for own shares; reserves in line with bylaws; other retained earnings)	7,637
+ unappropriated net income (profit/loss carried forward)	42,594
+ annual profit (profit; loss)	3,499
+ non-controlling interests of third parties	—
+ negative difference from capital consolidation	—
+ shareholder loans (liabilities to shareholders; variable capital accounts with a positive balance)	—
+ subordinated loans	—
+ silent partnerships	—
+ profit participation capital	—
+ special reserves * 50%	—
./. own shares	—
./. Balance from financial receivables (EUR 9,576 thousand) — financial liabilities to affiliated companies (EUR 7,495 thousand) not including IKB amount (positive balance from financial liabilities remains unaffected)	2,081
./. receivables against shareholders (loans to shareholders; variable capital accounts with a negative balance)	10,760
./. goodwill	—
./. deferred tax assets	—
./. capitalized start-up expenditure	—
./. pension reserves not classified as liabilities	—

TOTAL	43,445

OPERATING AND FINANCIAL RESULTS

Description	Value in thousand EUR as at 3/31/2014
+ Profit on ordinary activities (incl. differences from currency conversion)	5,095
./. earnings components from other periods (earnings from asset disposal; receipts from receivables which had been derecognized; remuneration and reimbursements, attributable to prior years)	—
+ expense components related to other periods (expenditure from asset disposal; other expenditure, attributable to prior years)	—
+ special depreciation of fixed assets
+ write-downs of current assets	—
+ write-downs of financial assets	—
+ impairment of goodwill	—
+ release of long-term provisions
+ appropriation to the special reserves affecting profit and loss	—
./. other taxes	—
./. release of special reserves affecting profit and loss	—

TOTAL	5,095

EFFECTIVE DEBT

Description	Value in thousand EUR as at 3/31/2014
+ adjusted balance sheet total	70,611
./. Equity	43,445
./. Balance from financial receivables - financial liabilities to affiliated companies not including IKB amounts (positive balance from financial liabilities remains unaffected)	2,081
./. receivables	9,561
./. other assets	701
./. liquid funds (checks; cash assets; credit at the central bank; credit at other banks)	9,543

TOTAL	5,280

As at 3/31/2014 this results in the following equity ratio

Equity ratio:	= equity * 100
adjusted balance sheet total

	= 43,445 * 100	= 62.01%
70,061
As at 3/31/2014 this results in the following leverage ratio
Leverage ratio:	= effective debt
cash flow

	= 5,280	= 0.70 years
7,534